EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BCB BANCORP, INC.,

BCB COMMUNITY BANK

AND

ALLEGIANCE COMMUNITY BANK

DATED AS OF

APRIL 4, 2011

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	1
1.1. Certain Definitions.	1
ARTICLE II THE MERGER	7
2.1. Merger	7
2.2. Effective Time	8
2.3. Certificate of Incorporation and Bylaws	8
2.4. Directors and Officers of Surviving Institution	8
2.5. Advisory Board	8
2.6. Effects of the Merger	9
2.7. Tax Consequences.	9
2.8. Possible Alternative Structures	10
2.9. Additional Actions	10
ARTICLE III CONVERSION OF SHARES	10
3.1. Conversion of Allegiance Bank Common Stock; Merger Consideration	10
3.2. Procedures for Exchange of Allegiance Bank Common Stock	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Allegiance Bank	14
4.1. Standard	15
4.2. Organization	15
4.3. Capitalization	16
4.4. Authority; No Violation	16
4.5. Consents	17
4.6. Financial Statements	18
4.7. Taxes	19
4.8. No Material Adverse Effect	19
4.9. Material Contracts; Leases; Defaults	19
4.10. Ownership of Property; Insurance Coverage	21
4.11. Legal Proceedings	22
4.12. Compliance With Applicable Law	22
4.13. Employee Benefit Plans.	23
4.14. Brokers, Finders and Financial Advisors	26
4.15. Environmental Matters	26
4.16. Loan Portfolio	27
4.17. Corporate Documents	29
4.18. Related Party Transactions	29
4.19. Deposits	29
4.20. Required Vote	29
4.21. Registration Obligations	29
4.22. Risk Management Instruments.	29
4.23. Fairness Opinion.	30
4.24. Trust Accounts	30
4.25. Intellectual Property	30
4.26. Labor Matters	30
4.27. Investment Securities	31
4.28. State Takeover Laws	31
4.29. Regulatory Capital	31
4.30. Allegiance Bank Information Supplied	31
4.31. Indemnification	31
4.32. Internal Controls	32

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BCB	32
5.1. Standard	33
5.2. Organization	33
5.3. Capitalization	33
5.4. Authority; No Violation	34
5.5. Consents	35
5.6. Financial Statements	35
5.7. Taxes	36
5.8. No Material Adverse Effect	36
5.9. Ownership of Property; Insurance Coverage	37
5.10. Legal Proceedings	37
5.11. Compliance With Applicable Law	37
5.12. Employee Benefit Plans	38
5.13. Environmental Matters	39
5.14. Securities Documents	40
5.15. Brokers, Finders and Financial Advisors	40
5.16. BCB Common Stock	40
5.17. BCB Information Supplied	40
5.18. State Takeover Laws	40
5.19. Indemnification	41
5.20. Regulatory Capital	41
5.21. Internal Controls	41
ARTICLE VI COVENANTS OF ALLEGIANCE BANK	42
6.1. Conduct of Business	42
6.2. Current Information	46
6.3. Access to Properties and Records	47
6.4. Financial and Other Statements	47
6.5. Maintenance of Insurance	48
6.6. Disclosure Supplements	48
6.7. Consents and Approvals of Third Parties	48
6.8. All Reasonable Efforts	48
6.9. Failure to Fulfill Conditions	49
6.10. No Solicitation	49
6.11. Reserves and Merger-Related Costs	52
6.12. Board of Directors and Committee Meetings	52
ARTICLE VII COVENANTS OF BCB	52
7.1. Conduct of Business	52
7.2. Current Information	52
7.3. Financial and Other Statements	53
7.4. Disclosure Supplements	53
7.5. Consents and Approvals of Third Parties	53
7.6. All Reasonable Efforts	53
7.7. Failure to Fulfill Conditions	53
7.8. Employee Benefits	53
7.9. Directors and Officers Indemnification and Insurance	56
7.10. Stock Listing	58
7.11. Stock and Cash Reserve	58

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ARTICLE VIII REGULATORY AND OTHER MATTERS	58
8.1. Allegiance Bank Shareholder Meeting	58
8.2. Proxy Statement-Prospectus	58
8.3. Regulatory Approvals	59
ARTICLE IX CLOSING CONDITIONS	60
9.1. Conditions to Each Party’s Obligations under this Agreement	60
9.2. Conditions to the Obligations of BCB under this Agreement	61
9.3. Conditions to the Obligations of Allegiance Bank under this Agreement	62
ARTICLE X THE CLOSING	63
10.1 Time and Place	63
10.2. Deliveries at the Pre-Closing and the Closing	63
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	63
11.1. Termination	63
11.2. Effect of Termination	66
11.3. Amendment, Extension and Waiver	67
ARTICLE XII MISCELLANEOUS	67
12.1. Confidentiality	67
12.2. Public Announcements	68
12.3 Survival	68
12.4. Notices	68
12.5. Parties in Interest	69
12.6. Complete Agreement	69
12.7. Counterparts	69
12.8. Severability	69
12.9. Governing Law	70
12.10. Interpretation	70
12.11. Specific Performance	70

Exhibit A	Form of Allegiance Bank Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 4, 2011, by and among BCB Bancorp, Inc., a New Jersey corporation (“BCB”), BCB Community Bank, a bank chartered under the laws of the State of New Jersey (“BCB Bank”), and Allegiance Community Bank, a bank chartered under the laws of the State of New Jersey (“Allegiance Bank”).

WHEREAS, the Board of Directors of each of BCB, BCB Bank and Allegiance Bank (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, Allegiance Bank will merge with and into BCB Bank (the “Merger”); and

WHEREAS, as a condition to the willingness of BCB to enter into this Agreement, each of the executive officers and directors of Allegiance Bank as listed on ALLEGIANCE BANK DISCLOSURE SCHEDULE 6.2.5 has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BCB (the “Allegiance Bank Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Allegiance Bank owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Allegiance Bank Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Allegiance Bank” shall mean Allegiance Community Bank, a New Jersey chartered bank, with its principal offices located at 200 Valley Street, South Orange, New Jersey 07079, which includes Valley Street Title Agency LLC, Allegiance Bank’s only subsidiary and is inactive.

“Allegiance Bank Common Stock” shall mean the common stock, par value $3.33 per share, of Allegiance Bank.

“Allegiance Bank Disclosure Schedule” shall mean a written disclosure schedule delivered by Allegiance Bank to BCB specifically referring to the appropriate section of this Agreement.

“Allegiance Bank Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Allegiance Bank and subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of operations, shareholders’ equity and cash flows (including related notes and schedules, if any) of Allegiance Bank and subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and (ii) the unaudited interim consolidated financial statements of Allegiance Bank and subsidiaries as of the end of each calendar quarter following December 31, 2010 and for the periods then ended.

“Allegiance Bank Option Plans” shall mean the (i) Allegiance Bank 2002 Director Stock Option Plan A; (ii) Allegiance Bank 2002 Director Stock Option Plan B; and (iii) Allegiance Bank 2002 Employee Stock Option Plan.

“Allegiance Bank Option” shall mean an option to purchase shares of Allegiance Bank Common Stock granted pursuant to the Allegiance Bank Option Plans and as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.3.1.

“Allegiance Bank Recommendation” shall have the meaning set forth in Section 8.1.

“Allegiance Bank Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Allegiance Bank Regulatory Reports” means the Call Reports of Allegiance Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2010, through the Closing Date, and all Reports filed with the Department by Allegiance Bank from March 31, 2010 through the Closing Date.

“Allegiance Bank Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

 “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FRB, the FDIC and the Department, which regulates BCB, BCB Bank or Allegiance Bank, or any of their respective holding companies (in the case of BCB Bank) or subsidiaries, as the case may be.

“BCB Average Price” shall mean the average of the daily closing sales prices of a share of BCB Common Stock as reported on Nasdaq for the five consecutive trading days immediately preceding the Closing Date.

“BCB Bank” shall mean BCB Community Bank, a New Jersey chartered bank, with its principal offices located at 104-110 Avenue C, Bayonne, New Jersey 07002, which is a wholly owned subsidiary of BCB.

 “BCB” shall mean BCB Bancorp, Inc., a New Jersey corporation, with its principal executive offices located at 104-110 Avenue C, Bayonne, New Jersey 07002.

“BCB Common Stock” shall mean the common stock, no stated par value per share, of BCB.

“BCB Disclosure Schedule” shall mean a written disclosure schedule delivered by BCB to Allegiance Bank specifically referring to the appropriate section of this Agreement.

“BCB Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of BCB and subsidiaries as of December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BCB and subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, as set forth in BCB’s annual report for the year ended December 31, 2010, and (ii) the unaudited interim consolidated financial statements of BCB and subsidiaries as of the end of each calendar quarter following December 31, 2010, and for the periods then ended, as filed by BCB in its Securities Documents.

“BCB Regulatory Agreement” shall have the meaning set forth in Section 5.11.3.

“BCB Stock Benefit Plan” shall mean the BCB Bancorp, Inc. 2002 Stock Option Plan, the BCB Bancorp, Inc. 2003 Stock Option Plan, the Pamrapo Bancorp, Inc. 2003 Stock-Based Incentive Plan and the BCB Bancorp, Inc. 2011 Stock Option Plan, if adopted by BCB’s shareholders.

“BCB Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by BCB or BCB Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of BCB Bank.

 “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

 “Certificate” shall mean certificates evidencing shares of Allegiance Bank Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Department” shall mean the New Jersey Department of Banking and Insurance.

“Dissenters’ Shares” shall mean, to the extent applicable, shares of Allegiance Bank Common Stock that have not been voted in favor of approval of the Merger and with respect to which appraisal rights have been perfected in accordance with the NJBL.

 “Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean the trust company or other agent designated by BCB, which shall act as agent for BCB in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of New York.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” shall mean, with respect to BCB or Allegiance Bank, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of BCB and its Subsidiaries taken as a whole, or Allegiance Bank and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Allegiance Bank, on the one hand, or BCB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. The payment or settlement of specified claims within the amounts set forth on the ALLEGIANCE BANK DISCLOSURE SCHEDULES shall not be considered a Material Adverse Effect. In addition, a  “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or otherwise permitted by this Agreement, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including natural or man-made disasters, other acts of God, and the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, or (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BCB or Allegiance Bank, or any of their Subsidiaries, respectively, resulting solely from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Allegiance Bank with and into BCB Bank (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the BCB Common Stock in an aggregate per share amount to be paid by BCB for each share of Allegiance Bank Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of BCB Common Stock to be offered to holders of Allegiance Bank Common Stock in connection with the Merger.

“Nasdaq” shall mean the Nasdaq Global Market.

“NJBL” shall mean the New Jersey Banking Law.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Allegiance Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Allegiance Bank.

“Surviving Institution” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean March 31, 2012.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Allegiance Bank shall merge with and into BCB Bank, with BCB Bank as the resulting or Surviving Institution (the “Surviving Institution”); and (b) the separate existence of Allegiance Bank shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Allegiance Bank shall be vested in and assumed by BCB Bank.  The principal office of BCB Bank shall continue to be 104-110 Avenue C, Bayonne, New Jersey 07002 after the Effective Time.  The name of the Surviving Institution shall be “BCB Community Bank.”  As part of the Merger, each share of Allegiance Bank Common Stock (other than Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Effective Time.

The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of (i) the receipt of all Regulatory Approvals, (ii) Allegiance Bank shareholder approval of the Merger, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which BCB and Allegiance Bank mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Department on the day of the Closing (the “Closing Date”), in accordance with the relevant law.  The “Effective Time” means the date and time upon which the certificate of merger is filed with the Department, or as otherwise stated in the certificate of merger, in accordance with the relevant law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of BCB Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Institution.

The directors of BCB Bank immediately prior to the Effective Time and two directors of Allegiance Bank, who will be chosen at the sole discretion of BCB Bank, shall be the directors of the Surviving Institution, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Institution. BCB shall appoint two directors of Allegiance Bank to the Board of Directors of BCB with both directors chosen at the sole discretion of BCB, each to hold office in accordance with the Certificate of Incorporation and Bylaws of BCB.  BCB and BCB Bank shall consider recommendations from Allegiance Bank on the prospective board appointments from Allegiance Bank.  The officers of BCB immediately prior to the Effective Time shall be the officers of Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Advisory Board.

Effective immediately after the Effective Time, the board members of Allegiance Bank as of the Effective Time who do not join the boards of BCB or BCB Bank shall be appointed to the newly established Advisory Board of BCB Bank (the “Advisory Board”).  The Advisory Board shall meet at least two times a year and the initial term shall be for one year.  Each member of the Advisory Board shall receive an annual retainer of $6,000 per member.  BCB shall consider, at its reasonable discretion, the composition, compensation and need for the Advisory Board after the completion of the one year term.

2.6. Effects of the Merger.

At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the merging institutions and thereupon and thereafter all the property, rights, powers and franchises of each of the merging institutions shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the merging institutions and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution.  In addition, any reference to either of the merging institutions in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the merging institutions is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the merging institutions if the Merger had not occurred.  All deposit accounts of Allegiance Bank shall be and become deposit accounts in the Surviving Institution without change in their respective terms, maturity, minimum required balances or withdrawal value.  Appropriate evidence of the deposit account in the Surviving Institution shall be provided by the Surviving Institution to each deposit account holder of Allegiance Bank, as necessary, after consummation of the Merger. All deposit accounts of BCB Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Institution after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value. The Merger shall have such other effects as set forth under federal and New Jersey law.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, none of BCB, BCB Bank, Allegiance Bank nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  Each of BCB, BCB Bank and Allegiance Bank shall deliver certificates substantially in compliance with IRS published advance ruling guidelines, to enable counsel to deliver a legal opinion if such opinion is required under the federal securities laws or otherwise, as to the corporate tax consequences of the Merger.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time BCB shall be entitled to revise the structure of the Merger, including without limitation, by merging Allegiance Bank into a wholly owned subsidiary of BCB Bank, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to Allegiance Bank shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Allegiance Bank Common Stock under this Agreement is not thereby changed in kind or reduced in amount; and (iv) such modification will not materially delay the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions

If, at any time after the Effective Time, BCB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BCB its right, title or interest in, to or under any of the rights, properties or assets of Allegiance Bank, Allegiance Bank, or (ii) otherwise carry out the purposes of this Agreement, Allegiance Bank and its officers and directors shall be deemed to have granted to BCB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BCB its right, title or interest in, to or under any of the rights, properties or assets of Allegiance Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BCB are authorized in the name of Allegiance Bank or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of Allegiance Bank Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any further action on the part of BCB, BCB Bank or Allegiance Bank or the holders of any of the shares of Allegiance Bank Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of BCB and BCB Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of Allegiance Bank Common Stock held in the treasury of Allegiance Bank (“Treasury Stock”) and each share of Allegiance Bank Common Stock owned by BCB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted or Dissenters’ Shares) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Subject to the provisions of this Article III (or, if applicable, Section 11.1.10), each share of Allegiance Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.35 shares of BCB Common Stock (the “Exchange Ratio”).

3.1.4. After the Effective Time, shares of Allegiance Bank Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Allegiance Bank on such shares of Allegiance Bank Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5. In the event BCB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of BCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding BCB Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to BCB Common Stock if BCB issues additional shares of Common Stock and receives fair market value consideration for such shares.

3.1.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BCB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BCB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BCB.  In lieu of the issuance of any such fractional share, BCB shall pay to each former holder of Allegiance Bank Common Stock who otherwise would be entitled to receive a fractional share of BCB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the BCB Average Price.  For purposes of determining any fractional share interest, all shares of Allegiance Bank Common Stock owned by an Allegiance Bank shareholder shall be combined so as to calculate the maximum number of whole shares of BCB Common Stock issuable to such Allegiance Bank shareholder.

3.1.7.   The Surviving Institution shall pay for any Dissenters’ Shares properly perfected in accordance with the NJBL and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under the NJBL, with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1.3.

3.1.8. If as of the calendar month ending immediately before the Effective Time (providing such Effective Time is after the 15th day of the month and if not the case, the previous calendar month) the Allegiance Bank adjusted common equity capital is less than $6.65 million, the Exchange Ratio shall be adjusted by the following formula: Exchange Ratio plus the quotient of [(adjusted common equity capital-$6.80 million) divided by 1,841,538 and further divided by the BCB Average Price], rounded to three decimal places. Allegiance Bank adjusted common equity capital will be calculated as follows: Allegiance Bank’s shareholders’ equity calculated in accordance with GAAP and revised to include verifiable expenses after the date hereof (including but not limited to, accounting, change in control payments, investment banking and legal fees) relating to the Merger.

3.2. Procedures for Exchange of Allegiance Bank Common Stock.

3.2.1. BCB to Make Merger Consideration Available.  No later than the Closing Date, BCB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Allegiance Bank Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of BCB Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including any cash that may be payable in lieu of any fractional shares of Allegiance Bank Common Stock) (such cash and certificates for shares of BCB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.2.2. Exchange of Certificates.  BCB shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the Allegiance Bank Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or as prescribed by Section 3.2.7. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of BCB Common Stock (if any) to which such former holder of Allegiance Bank Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of BCB Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3. Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Allegiance Bank Common Stock shall have no rights, after the Effective Time, with respect to such Allegiance Bank Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to BCB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BCB Common Stock represented by such Certificate.

3.2.4. Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Allegiance Bank of the Allegiance Bank Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, BCB shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BCB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BCB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7. Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BCB, the posting by such person of a bond in such amount as BCB may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8. Withholding.  BCB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Allegiance Bank Common Stock such amounts as BCB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by BCB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Allegiance Bank Common Stock in respect of whom such deduction and withholding were made by BCB or the Exchange Agent.

3.2.9. Treatment of Allegiance Bank Options.  ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding Allegiance Bank Options as of the date hereof.  No outstanding Allegiance Bank Options may be exercised between the date hereof and the Effective Time and all holders of Allegiance Bank Options executing Voting Agreements shall agree not to exercise any Allegiance Bank Options.  Prior to and effective as of the Effective Time, Allegiance Bank shall take all actions necessary to terminate the Allegiance Bank Option Plans.  Holders of all unexercised Allegiance Bank Options as of the Effective Time will receive, in cancellation of their Allegiance Bank Options, a cash payment from Allegiance Bank immediately prior to the Effective Time, in an amount equal to the product of (x) the number of shares of Allegiance Bank Common Stock provided for in such Allegiance Bank Option and (y) the excess, if any, of the value of the Merger Consideration based on the BCB Average Price over the exercise price per share provided for in such Allegiance Bank Option (the “Cash Option Payment”).  The Cash Option Payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  Prior to the Effective Time, Allegiance Bank shall obtain the written consent of each option holder to the cancellation of the Allegiance Bank Options in exchange for the Cash Option Payment.

3.2.10.            Reservation of Shares.  BCB shall reserve for issuance a sufficient number of shares of the BCB Common Stock for the purpose of issuing shares of BCB Common Stock to the Allegiance Bank shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE BANK

Allegiance Bank represents and warrants to BCB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the ALLEGIANCE BANK DISCLOSURE

SCHEDULE delivered by Allegiance Bank to BCB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  Allegiance Bank has made a good faith effort to ensure that the disclosure on each schedule of the ALLEGIANCE BANK DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the ALLEGIANCE BANK DISCLOSURE SCHEDULE: (i) any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule; and (ii) the mere inclusion of any item in the ALLEGIANCE BANK DISCLOSURE SCHEDULES as an exception to a representation or warranty shall not be deemed an admission by Allegiance Bank that such item represents a material exception or fact, event or circumstance.

4.1. Standard.

No representation or warranty of Allegiance Bank contained in this Article IV shall be deemed untrue or incorrect, and Allegiance Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.6.2, 4.13.5, 4.13.8, 4.13.9, 4.13.11,4.15 and 4.29, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

4.2. Organization.

4.2.1. Allegiance Bank is a bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New Jersey.  The deposits of Allegiance Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Allegiance Bank when due.  Allegiance Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.2. Allegiance Bank has one Subsidiary, Valley Street Title Agency LLC  that conducts no business and holds no assets or liabilities.

4.2.3. The minute books of Allegiance Bank accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.4. Prior to the date of this Agreement, Allegiance Bank has made available to BCB true and correct copies of the organization certificate and bylaws of Allegiance Bank.

4.3. Capitalization.

4.3.1. The authorized capital stock of Allegiance Bank consists of 7,500,000 shares of common stock, $3.33 par value per share, of which 1,841,538 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  Allegiance Bank has no authorized preferred stock.  Allegiance Bank is seeking shareholder approval at its 2011 annual meeting of shareholders to amend its certificate of incorporation to authorize 2,500,000 shares of preferred stock, $2.00 par value.  There are no shares of Allegiance Bank Common Stock held by Allegiance Bank as treasury stock.  Allegiance Bank is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Allegiance Bank Common Stock, or any other security of Allegiance Bank or any securities representing the right to vote, purchase or otherwise receive any shares of Allegiance Bank Common Stock or any other security of Allegiance Bank other than shares issuable under the Allegiance Bank Option Plans.  The Allegiance Bank Option Plans provide for the grant of options to acquire 140,953 shares, of which options to acquire 62,618 shares had been granted as of the date hereof. ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase Allegiance Bank Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2. Allegiance Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for stock in the FHLB and Valley Street Title Agency LLC.

4.3.3. Except as set forth in the ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.3.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Allegiance Bank Common Stock.

4.4. Authority; No Violation.

4.4.1. Allegiance Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Allegiance Bank’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Allegiance Bank and the completion by Allegiance Bank of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Allegiance Bank, and no other corporate proceedings on the part of Allegiance Bank, except for the approval of the Allegiance Bank shareholders, is necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Allegiance Bank, and subject to approval by the shareholders of Allegiance Bank and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BCB and BCB Bank, constitutes the valid and binding obligation of Allegiance Bank, enforceable against Allegiance Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to receipt of Regulatory Approvals and Allegiance Bank’s, BCB Bank’s and BCB’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Allegiance Bank, (A) the execution and delivery of this Agreement by Allegiance Bank, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Allegiance Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the organization certificate or bylaws of Allegiance Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Allegiance Bank or any of its properties or assets; or (iii)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Allegiance Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Allegiance Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Allegiance Bank.

4.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Department, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BCB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BCB Common Stock pursuant to this Agreement, (f) approval of the Merger by BCB in its capacity as sole shareholder of BCB Bank, and (g)  the approval of this Agreement by the requisite vote of the shareholders of Allegiance Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Allegiance Bank’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Allegiance Bank, and (y) the completion of the Merger.  Allegiance Bank has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6. Financial Statements.

4.6.1. Allegiance Bank has previously made available to BCB the Allegiance Bank Regulatory Reports.  The Allegiance Bank Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2. Allegiance Bank has previously made available to BCB the Allegiance Bank Financial Statements.  The Allegiance Bank Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and absence of footnotes), the consolidated financial position, results of operations and cash flows of Allegiance Bank and the Allegiance Bank Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3. At the date of each balance sheet included in the Allegiance Bank Financial Statements or the Allegiance Bank Regulatory Reports, Allegiance Bank had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Allegiance Bank Financial Statements or Allegiance Bank Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4. The records, systems, controls, data and information of Allegiance Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Allegiance Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4.

4.6.5. Since December 31, 2009, (i)  Neither Allegiance Bank nor, to the Knowledge of Allegiance Bank, any director, officer, employee, auditor, accountant or representative of Allegiance Bank or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Allegiance Bank or its internal accounting controls, including any material complaint, allegation, assertion or claim that Allegiance Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Allegiance Bank, or other person, whether or not employed by Allegiance Bank, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation of banking or other law by Allegiance Bank or any of its officers, directors, employees or agents to the Board of Directors or senior management of Allegiance Bank or any committee thereof or to any director or officer of Allegiance Bank.

4.7. Taxes.

Allegiance Bank has duly filed all federal, state and material local tax returns required to be filed by or with respect to Allegiance Bank on or prior to the Closing Date, taking into account any extensions (all such returns, to Allegiance Bank’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Allegiance Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  Allegiance Bank has received no written notice of, and to Allegiance Bank’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Allegiance Bank, and no claim has been made by any authority in a jurisdiction where Allegiance Bank do not file tax returns that Allegiance Bank is subject to taxation in that jurisdiction.  Allegiance Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Allegiance Bank has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Allegiance Bank has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

Allegiance Bank has not suffered any Material Adverse Effect since December 31, 2009 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Allegiance Bank.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.9.1, Allegiance Bank is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Allegiance Bank, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Allegiance Bank; (iii) any collective bargaining agreement with any labor union relating to employees of Allegiance Bank; (iv) any agreement which by its terms limits the payment of dividends by Allegiance Bank; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Allegiance Bank is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BCB or any BCB Subsidiary; (vi) any other agreement, written or oral, that obligates Allegiance Bank for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Allegiance Bank (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, Allegiance Bank is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BCB on or before the date hereof, and are in full force and effect on the date hereof and Allegiance Bank has not (nor, to the Knowledge of Allegiance Bank, has any other party to any such contract, arrangement or instrument) materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.  No party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.  No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Allegiance Bank is a party or under which Allegiance Bank may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.  Except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Allegiance Bank or upon the occurrence of a subsequent event; or (y) requires Allegiance Bank to provide a benefit in the form of Allegiance Bank Common Stock or determined by reference to the value of Allegiance Bank Common Stock.

4.9.4. Since December 31, 2009, through and including the date of this Agreement, except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.9.4, Allegiance Bank has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to BCB), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Allegiance Bank Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under Allegiance Bank Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Allegiance Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Allegiance Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Allegiance Bank has good and, as to real property, marketable title to all material assets and properties owned by Allegiance Bank in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Allegiance Bank Regulatory Reports and in the Allegiance Bank Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by Allegiance Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Allegiance Bank Financial Statements. Allegiance Bank, as lessee, has the right under valid and existing leases of real and personal properties used by Allegiance Bank in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which Allegiance Bank has purchased securities subject to an agreement to resell, if any, Allegiance Bank has a lien or security interest (which to Allegiance Bank’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. Allegiance Bank currently maintains insurance that it considers to be reasonable for its operations and is ordinarily and customarily maintained by financial institutions.  Allegiance Bank has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Allegiance Bank under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Allegiance Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by Allegiance Bank as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth on ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Allegiance Bank (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Allegiance Bank or to which its assets are subject.

4.12. Compliance With Applicable Law.

4.12.1. Allegiance Bank is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and Allegiance Bank has not received any written notice to the contrary.  The Board of Directors of Allegiance Bank has adopted and Allegiance Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.12.2. Allegiance Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Allegiance Bank, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

Since January 2009, and except for ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.12.3, Allegiance Bank has not received any written notification or, to Allegiance Bank’s Knowledge, any other communication from any Bank Regulator (i) asserting that Allegiance Bank is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Allegiance Bank; (iii) requiring, or threatening to require, Allegiance Bank, or indicating that Allegiance Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Allegiance Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Allegiance Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Allegiance Bank Regulatory Agreement”).  The most recent regulatory rating given to Allegiance Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.  Allegiance Bank has not received notice of nor has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

4.13. Employee Benefit Plans.

4.13.1. ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, severance, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Allegiance Bank in which any employee or former employee, consultant or former consultant or director or former director of Allegiance Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Allegiance Bank Compensation and Benefit Plans”).  Except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.13.1, neither Allegiance Bank nor any of its Subsidiaries has any commitment to create any additional Allegiance Bank Compensation and Benefit Plan or to materially modify, change or renew any existing Allegiance Bank Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Allegiance Bank has made available to BCB true and correct copies of the Allegiance Bank Compensation and Benefit Plans.

4.13.2. Each Allegiance Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Allegiance Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Allegiance Bank is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of Allegiance Bank, threatened action, suit or claim relating to any of the Allegiance Bank Compensation and Benefit Plans (other than routine claims for benefits).  Allegiance Bank has not engaged in a transaction, or omitted to take any action, with respect to any Allegiance Bank Compensation and Benefit Plan that would reasonably be expected to subject Allegiance Bank to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.  Allegiance Bank does not maintain, participate in or has previously maintained or participated in a defined benefit pension plan (“Allegiance Bank Pension Plan”) which is subject to Title IV of ERISA.

4.13.4. All material contributions required to be made under the terms of any Allegiance Bank Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Allegiance Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Allegiance Bank’s consolidated financial statements to the extent required by GAAP.  Allegiance Bank has expensed and accrued as a liability the present value of future benefits under each applicable Allegiance Bank Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5. Allegiance Bank does not have any obligation to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Allegiance Bank Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Allegiance Bank or that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6. Allegiance Bank does not maintain any Allegiance Bank Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7. With respect to each Allegiance Bank Compensation and Benefit Plan, if applicable, Allegiance Bank has provided or made available to BCB copies of the:  (A) trust instruments and insurance contracts; (B) three most recent Forms 5500 filed with the IRS; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of the Allegiance Bank Pension Plan.

4.13.8. The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Allegiance Bank Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Allegiance Bank Compensation and Benefit Plan.

4.13.9. Allegiance Bank does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10. All deferred compensation plans, programs or arrangements have timely complied, both in form and operation, with applicable provisions of the Code and all guidance issued thereunder.

4.13.11. The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Allegiance Bank to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.12. Except as disclosed in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.3.1, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the Allegiance Bank Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.13. ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.13.13 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of Allegiance Bank, their title and rate of salary, and their date of hire.  ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.13.13 also sets forth any changes to any Allegiance Bank Compensation and Benefit Plan since December 31, 2009.

4.14. Brokers, Finders and Financial Advisors.

Neither Allegiance Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

4.15. Environmental Matters.

4.15.1. Except as may be set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to Allegiance Bank:

(A) To Allegiance Bank’s Knowledge, the Participation Facilities, and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

(B) Allegiance Bank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Allegiance Bank’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Allegiance Bank Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the Allegiance Bank Subsidiaries or any Participation Facility;

(C) Allegiance Bank has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Allegiance Bank’s Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Allegiance Bank or any of the Allegiance Bank Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(D) To Allegiance Bank’s Knowledge, the properties currently owned or operated by Allegiance Bank (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) During the past five years, Allegiance Bank has not received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To Allegiance Bank’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Allegiance Bank or any Participation Facility, and to Allegiance Bank’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Allegiance Bank or any Participation Facility; and

(G) To Allegiance Bank’s Knowledge, during the period of Allegiance Bank’s ownership or operation of any of its current properties or Allegiance Bank’s participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.  To Allegiance Bank’s Knowledge, prior to the period of (x) Allegiance Bank’s ownership or operation of any of their respective current properties or (y) Allegiance Bank’s participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.16. Loan Portfolio.

4.16.1. The allowance for loan losses reflected in Allegiance Bank’s audited consolidated balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets for periods ending after December 31, 2010 will be, adequate, as of the dates thereof, under GAAP.

4.16.2. ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of February 28, 2011, by account, of: (A) all loans (including loan participations) of Allegiance Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Allegiance Bank which have been terminated by Allegiance Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Allegiance Bank has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Allegiance Bank to any of their respective borrowers, customers or other parties during the past twelve months wherein Allegiance Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Allegiance Bank during the past twelve months of, or has asserted against Allegiance Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Allegiance Bank, each borrower, customer or other party which has given Allegiance Bank any oral notification of, or orally asserted to or against Allegiance Bank, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Allegiance Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $25,000, provided that Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $25,000 that has been excluded.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of Allegiance Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Allegiance Bank’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.16.3.  To the Knowledge of Allegiance Bank, the loans, discounts and the accrued interest reflected on the books of Allegiance Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Allegiance Bank free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17. Corporate Documents.

Allegiance Bank has made available to BCB copies of its (i) annual audited financial statements for the years ended December 31, 2010, 2009 and 2008, (ii) and proxy materials used or for use in connection with its meetings of shareholders held in 2010, 2009 and 2008.

4.18. Related Party Transactions.

Except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.18, Allegiance Bank is not a party to any transaction (including any loan or other credit accommodation) with any officer, director, former officer or former director, or any other Affiliate of Allegiance Bank. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Allegiance Bank is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Allegiance Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Allegiance Bank is inappropriate.

4.19. Deposits.

Except as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.19, none of the deposits of Allegiance Bank is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20. Required Vote.

The affirmative two-thirds vote of the issued and outstanding shares of Allegiance Bank Common Stock is required to approve this Agreement and the Merger under NJBL.

4.21. Registration Obligations.

Allegiance Bank is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act or similar state securities law.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Allegiance Bank’s own account, or for the account of one or more of Allegiance Bank’s customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Allegiance Bank, with counterparties believed to be financially responsible at the time; and to Allegiance Bank’s Knowledge each of them constitutes the valid and legally binding obligation of Allegiance Bank or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Allegiance Bank, nor to the Knowledge of Allegiance Bank any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

Allegiance Bank has received a written opinion from RP Financial, LC. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Allegiance Bank pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Trust Accounts

Allegiance Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Allegiance Bank, nor to the Knowledge of Allegiance Bank, any of its respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.25. Intellectual Property

Allegiance Bank owns or, to Allegiance Bank’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and Allegiance Bank has not received any notice of conflict with respect thereto that asserts the rights of others.  Allegiance Bank has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of Allegiance Bank, the conduct of the business of Allegiance Bank as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26. Labor Matters

There are no labor or collective bargaining agreements to which Allegiance Bank is a party.  To the Knowledge of Allegiance Bank, there is no union organizing effort pending or threatened against Allegiance Bank.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Allegiance Bank, threatened against Allegiance Bank.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Allegiance Bank, threatened against Allegiance Bank (other than routine employee grievances that are not related to union employees).  Allegiance Bank is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.27. Investment Securities

ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.27 sets forth the book and market value as of February 28, 2011 of the investment securities, mortgage-backed securities and securities held for investment, sale or trading of Allegiance Bank.  ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.27 sets forth an investment securities report that includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values. The totals presented in the securities report agree to the amounts carried in Allegiance Bank’s general ledgers in accordance with GAAP. Except for matters of general application to the banking industry (including but not limited to, changes in laws or regulations or GAAP) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Allegiance Bank has no Knowledge of any events which may be expected to result in any material adverse change in the quality or performance of its investment portfolio.

4.28. State Takeover Laws

There are no antitakeover provisions in the Allegiance Bank Certificate of Incorporation or the NJBL that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein. Allegiance Bank has taken all actions required to exempt BCB and the Agreement from any provisions of an antitakeover nature in its Certificate of Incorporation, Bylaws and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. Allegiance Bank does not have in place any “poison pill” or other type of stockholder rights plans, agreement or arrangement.

4.29. Regulatory Capital

Allegiance Bank is not subject to any capital requirements other than those required by applicable Bank Regulator or under applicable federal regulations. Allegiance Bank meets or exceeds all applicable regulatory capital requirements, and Allegiance Bank is deemed “well capitalized” under such regulatory requirements.

4.30. Allegiance Bank Information Supplied

The information relating to Allegiance Bank to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.31. Indemnification

Except as set forth on Schedule 4.31 of the ALLEGIANCE BANK DISCLOSURE SCHEDULES, neither Allegiance Bank nor its subsidiaries is a party to any indemnification agreement with any of its officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Allegiance Bank or any of its Subsidiaries (a “Covered Person”) and, except as set forth on Schedule 4.31 of the ALLEGIANCE BANK DISCLOSURE SCHEDULES, there are no pending claims for which any Covered Person would be entitled to indemnification under the Allegiance Bank Certificate of Incorporation, Bylaws or applicable law, regulation or any indemnification agreement.

4.32. Internal Controls

Allegiance Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Allegiance Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (iii) access to the material properties and assets of Allegiance Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Allegiance Bank.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BCB

BCB represents and warrants to Allegiance Bank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the BCB DISCLOSURE SCHEDULE delivered by BCB to Allegiance Bank on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  BCB has made a good faith effort to ensure that the disclosure on each schedule of the BCB DISCLOSURE SCHEDULE corresponds to the section referenced herein.  However, for purposes of the BCB DISCLOSURE SCHEDULE: (i) any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule; and (ii) the mere inclusion of any item in the BCB DISCLOSURE SCHEDULES as an exception to a representation or warranty shall not be deemed an admission by BCB that such item represents a material exception or fact, event or circumstance.    References to the Knowledge of BCB shall include the Knowledge of BCB Bank.

5.1. Standard.

No representation or warranty of BCB contained in this Article V shall be deemed untrue or incorrect, and BCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.3, and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2. Organization.

5.2.1. BCB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA.  BCB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2. BCB Bank is duly organized, validly existing and in good standing (to the extent required) under the laws of the State of New Jersey.  The deposits of BCB Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  BCB Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3. BCB DISCLOSURE SCHEDULE 5.2.3 sets forth each BCB Subsidiary.  Each BCB Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of BCB and each BCB Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, BCB has made available to Allegiance Bank true and correct copies of the certificate of incorporation and bylaws of BCB and BCB Bank and the BCB Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of BCB consists of 20,000,000 shares of common stock, no stated par value, of which 10,161,666 shares are outstanding as of March 29, 2011, validly issued, fully paid and nonassessable and free of preemptive rights, and no preferred stock. BCB is seeking shareholder approval at its 2011 annual meeting of shareholders to authorize 10,000,000 shares of preferred stock, $0.01 par value.  There are 766,267 shares of BCB Common Stock held by BCB as treasury stock as of March 29, 2011.  Except as set forth in BCB DISCLOSURE SCHEDULE 5.3.1, neither BCB nor any BCB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BCB Common Stock, or any other security of BCB or any securities representing the right to vote, purchase or otherwise receive any shares of BCB Common Stock or any other security of BCB, other than shares issuable under the BCB Stock Benefit Plan.

5.3.2. BCB owns all of the capital stock of BCB Bank free and clear of any lien or encumbrance.

5.3.3. Except as discussed in the BCB DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of BCB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BCB Common Stock.

5.4. Authority; No Violation.

5.4.1. BCB and BCB Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by BCB and BCB Bank and the completion by BCB and BCB Bank of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of BCB and BCB Bank, and no other corporate proceedings on the part of BCB or BCB Bank, are necessary to complete the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by BCB and BCB Bank, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Allegiance Bank, constitutes the valid and binding obligations of BCB and BCB Bank, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to receipt of Regulatory Approvals and Allegiance Bank’s and BCB’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by BCB and BCB Bank (B) the consummation of the transactions contemplated hereby, and (C) compliance by BCB and BCB Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of BCB or any BCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BCB or any BCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BCB or any BCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on BCB.

5.5. Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Department, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BCB Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BCB Common Stock pursuant to this Agreement, (f) the approval of the Merger and this Agreement by BCB in its capacity as sole shareholder of BCB Bank, which approval has been provided, and (g) the approval of this Agreement by the requisite vote of the shareholders of Allegiance Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to BCB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BCB and BCB Bank, and (y) the completion of the Merger.  BCB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6. Financial Statements.

5.6.1. BCB has previously made available to Allegiance Bank the BCB Financial Statements.  The BCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BCB and the BCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the BCB Financial Statements, BCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BCB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. The records, systems, controls, data and information of BCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BCB or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3.

5.6.4. The allowance for credit losses reflected in BCB’s audited statement of condition at December 31, 2010 was, and the allowance for credit losses shown on the balance sheets in BCB’s Securities Documents for periods ending after December 31, 2010 will be, adequate, as of the dates thereof, under GAAP.

5.7. Taxes.

BCB and the BCB Subsidiaries all of which are at least 80 percent owned by BCB are members of the same affiliated group within the meaning of Code Section 1504(a).  BCB has duly filed all federal, state and material local tax returns required to be filed by or with respect to BCB and each BCB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of BCB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from BCB and any BCB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  BCB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BCB and each of its Subsidiaries, to the Knowledge of BCB, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

BCB has not suffered any Material Adverse Effect since December 31, 2009 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BCB.

5.9. Ownership of Property; Insurance Coverage.

BCB and each BCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by BCB or each BCB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a BCB Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the BCB Financial Statements.  BCB and the BCB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by BCB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.10. Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting BCB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BCB, any of its Subsidiaries or to which such assets are subject.

5.11. Compliance With Applicable Law.

5.11.1.  Each of BCB and each BCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BCB nor any BCB Subsidiary has received any written notice to the contrary. The Board of Directors of BCB Bank has adopted and BCB Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.11.2. Each of BCB and each BCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

For the period beginning January 1, 2009, neither BCB nor any BCB Subsidiary has received any written notification or, to the Knowledge of BCB, any other communication from any Bank Regulator (i) asserting that BCB or any BCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BCB or BCB Bank; (iii) requiring or threatening to require BCB or any BCB Subsidiary, or indicating that BCB or any BCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of BCB or any BCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of BCB or any BCB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “BCB Regulatory Agreement”). Neither BCB nor any BCB Subsidiary has consented to or entered into any currently effective BCB Regulatory Agreement.  The most recent regulatory rating given to BCB Bank as to compliance with the CRA is satisfactory or better.  Neither BCB nor its Subsidiaries have received notice of or has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

5.12. Employee Benefit Plans.

5.12.1. BCB DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by BCB or any BCB Subsidiary and in which employees in general may participate (the “BCB Compensation and Benefit Plans”).

5.12.2. To the Knowledge of BCB, each BCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each BCB Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and BCB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the Knowledge of BCB, threatened action, suit or claim relating to any of the BCB Compensation and Benefit Plans (other than routine claims for benefits).  Neither BCB nor any BCB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any BCB Compensation and Benefit Plan that would reasonably be expected to subject BCB or any BCB Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3. All material contributions required to be made under the terms of any BCB Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which BCB or any BCB Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on BCB’s consolidated financial statements to the extent required by GAAP.  BCB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable BCB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of BCB, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon BCB or any of BCB Subsidiary.  To the Knowledge of BCB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BCB or any BCB Subsidiary by reason of any Environmental Laws.  Neither BCB nor any BCB Subsidiary during the past five years has received any written notice from any Person that BCB or any BCB Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon BCB or any BCB Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the BCB’s Knowledge, threatened, before any court, governmental agency or other forum against BCB or any BCB Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by BCB or any BCB Subsidiary.

5.14. Securities Documents

With respect to BCB’s (i) annual reports on Form 10-K for the year ended December 31, 2009, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2010, such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.15. Brokers, Finders and Financial Advisors

Neither BCB nor any BCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of FinPro, Inc. and the fee payable pursuant thereto.

5.16. BCB Common Stock

The shares of BCB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.17. BCB Information Supplied

The information relating to BCB and any BCB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by BCB with respect to statements made or incorporated by reference therein based on information supplied by Allegiance Bank specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.18. State Takeover Laws

There are no antitakeover provisions in the BCB Certificate of Incorporation or the New Jersey Business Corporation Law that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein. BCB has taken all actions required to exempt Allegiance Bank and the Agreement from any provisions of an antitakeover nature in its Certificate of Incorporation, Bylaws and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. BCB does not have in place any “poison pill” or other type of stockholder rights plans, agreement or arrangement.

5.19. Indemnification

Except as set forth on Schedule 5.19 of the BCB DISCLOSURE SCHEDULES, neither BCB nor its subsidiaries is a party to any indemnification agreement with any of its officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of BCB or any of its Subsidiaries (a “Covered Person”) and, except as set forth on Schedule 5.19 of the BCB DISCLOSURE SCHEDULES, there are no pending claims for which any Covered Person would be entitled to indemnification under the BCB Certificate of Incorporation, Bylaws or applicable law, regulation or any indemnification agreement.

5.20. Regulatory Capital

Neither BCB nor BCB Bank is subject to any capital requirements other than those required by applicable Bank Regulator or under applicable federal regulations. BCB Bank meets or exceeds all applicable regulatory capital requirements, and BCB Bank is deemed “well capitalized” under such regulatory requirements.

5.21. Internal Controls

5.21.1           BCB has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of BCB; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (iii) access to the material properties and assets of BCB is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of BCB.

5.21.2           BCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BCB is made known to the chief executive officer and the chief financial officer of BCB by others within those entities; and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to BCB’s outside auditors and the audit committee of BCB’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BCB’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in BCB’s internal controls over financial reporting.  Any such disclosures were made in writing by management to BCB’s auditors and audit committee. As of the date hereof, there is no reason to believe that BCB’s chief executive officer and chief financial officer will not be able to give the certifications required under SEC regulations when next due.

ARTICLE VI

COVENANTS OF ALLEGIANCE BANK

6.1. Conduct of Business.

6.1.1. Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of BCB, which consent will not be unreasonably withheld, conditioned or delayed, Allegiance Bank will: operate its business, only in the usual, regular and ordinary course of business consistent with past practice; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants.  Allegiance Bank agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 6.1.2 and referenced by paragraph, or consented to by BCB in writing, it will not:

(A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except for the authorization of 2,500,000 shares of preferred stock, $2.00 par value or as required by law, appoint a new director to the board directors, or allow dissenter’s rights to its shareholders as authorized by NJBL;

(B) change the number of authorized or issued shares of its capital stock, except for the authorization of 2,500,000 shares of preferred stock, $2.00 par value, issue any shares of preferred stock unless required in writing by Bank Regulators, issue any shares of Allegiance Bank Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, unless required in writing by Bank Regulators, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Allegiance Bank Option Plans or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.  The terms of any issuance of preferred stock may not provide for preferred stock that has a conversion feature, such shares must be callable by the issuer or BCB as successor to the issuer on no less than three months notice at a price not to exceed the issuance price and any dividend payable on the preferred shares shall be set in consultation with and subject to the consent of BCB, which consent shall not be unreasonably withheld;

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business; or create or renew or permit to expire, lapse or terminate or knowingly take any action likely to result in the lapse or termination of any insurance policy;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on ALLEGIANCE BANK DISCLOSURE SCHEDULE 4.9.1 and 4.13.1,  and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in an amount not to exceed 3% of their current base salary. Allegiance Bank shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $40,000, provided that Allegiance Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate Allegiance Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of Allegiance Bank; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Allegiance Bank and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H) sell or otherwise dispose of the capital stock of Allegiance Bank or sell or otherwise dispose of any asset of Allegiance Bank other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Allegiance Bank to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) voluntarily take any action which would result in any of the representations and warranties of Allegiance Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law; or create, renew or amend or take any other action that may result in any restriction on Allegiance Bank’s engaging in any type of activity;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating Allegiance Bank or as contemplated by this Agreement;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Allegiance Bank is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase or sell any equity securities, or purchase or sell any securities other than securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) issued or guaranteed by a federal government sponsored enterprise, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M) except for commitments issued prior to the date of this Agreement which are set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 6.1.2 (M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of the amount under which current approval by the Board of Directors of Allegiance Bank is required and is consistent with past practice;

(N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Allegiance Bank Employee Plan;

(S) make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan that is not consistent with past practice provided that BCB Bank will be given the first opportunity to purchase any loan participation being sold, or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Allegiance Bank of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $5,000 individually or $10,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) make, change or revoke any tax election, file any amended tax return, enter into any tax closing agreement, or settle or agree to compromise any liability with respect to taxes;

(Y) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Z) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BCB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BCB (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of BCB (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(BB) agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, Allegiance Bank will cause one or more of its representatives (as requested by BCB) to confer with representatives of BCB and report the general status of its ongoing operations at such times as BCB may reasonably request.  Allegiance Bank will promptly notify BCB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Allegiance Bank.  Without limiting the foregoing, senior officers of BCB and Allegiance Bank shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Allegiance Bank, in accordance with applicable law, and Allegiance Bank shall give due consideration to BCB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BCB nor any BCB Subsidiary shall under any circumstance be permitted to exercise control of Allegiance Bank prior to the Effective Time.

6.2.2. Allegiance Bank and BCB Bank shall meet on a regular basis to discuss and plan for the conversion of Allegiance Bank’s data processing and related electronic informational systems to those used by BCB Bank, which planning shall include, but not be limited to, discussion of the possible termination by Allegiance Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Allegiance Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Allegiance Bank shall not be obligated to take any such action prior to the Effective Time and, unless Allegiance Bank otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that Allegiance Bank takes, at the request of BCB Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, BCB Bank shall indemnify Allegiance Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Allegiance Bank, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

6.2.3. Allegiance Bank shall provide BCB Bank, within fifteen (15) business days of the end of each calendar month, a written list of (a) nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans, (b) all loans past due, (c) all classified loans and (d) all loans listed on Allegiance Bank’ “watch list.”  On a monthly basis, Allegiance Bank shall provide BCB Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. Allegiance Bank shall promptly inform BCB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Allegiance Bank under any labor or employment law.

6.2.5. Allegiance Bank shall deliver to BCB as of the date hereof the signed Allegiance Bank Voting Agreements by the directors and executive officers of Allegiance Bank as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 6.2.5.

6.3. Access to Properties and Records.

Allegiance Bank shall permit BCB reasonable access upon reasonable notice to its properties, and shall disclose and make available to BCB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Allegiance Bank reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BCB may have a reasonable interest; provided, however, that Allegiance Bank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or would result in the waiver by Allegiance Bank of the privilege protecting communications between it and any of its counsel. Allegiance Bank shall provide and shall request its auditors to provide BCB with such historical financial information regarding it (and related audit reports and consents) as BCB may reasonably request for securities disclosure purposes.  BCB shall use commercially reasonable efforts to minimize any interference with Allegiance Bank’s regular business operations during any such access to Allegiance Bank’s property, books and records.  Allegiance Bank shall permit BCB, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Allegiance Bank.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, Allegiance Bank will furnish to BCB copies of each annual, interim or special audit of the books of Allegiance Bank made by its independent auditors and copies of all internal control reports submitted to Allegiance Bank by such auditors in connection with each annual, interim or special audit of the books of Allegiance Bank made by such auditors.

6.4.2. Allegiance Bank will furnish to BCB copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the Department or any other regulatory authority, except as legally prohibited thereby.  Within 25 days after the end of each month, Allegiance Bank will deliver to BCB a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3. Allegiance Bank will advise BCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Allegiance Bank.

6.4.4. With reasonable promptness, Allegiance Bank will furnish to BCB such additional financial data that Allegiance Bank possesses and as BCB may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

Allegiance Bank shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of theirs properties and the nature of their business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, Allegiance Bank will promptly supplement or amend the ALLEGIANCE BANK DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ALLEGIANCE BANK DISCLOSURE SCHEDULE or which is necessary to correct any information in such ALLEGIANCE BANK DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such ALLEGIANCE BANK DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

Allegiance Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, Allegiance Bank agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that Allegiance Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BCB.

6.10. No Solicitation.

(a) Allegiance Bank shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BCB) any information or data with respect to Allegiance Bank or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Allegiance Bank is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Allegiance Bank or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Allegiance Bank or otherwise, shall be deemed to be a breach of this Agreement by Allegiance Bank. Allegiance Bank shall, and shall cause each of Allegiance Bank Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from BCB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Allegiance Bank or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Allegiance Bank representing, in the aggregate, fifteen percent (15%) or more of the assets of Allegiance Bank and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Allegiance Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Allegiance Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), at any time prior to the Allegiance Bank Shareholders Meeting, Allegiance Bank may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) Allegiance Bank has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) Allegiance Bank Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to Allegiance Bank’s shareholders under applicable law; (iii) Allegiance Bank has provided BCB with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Allegiance Bank or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Allegiance Bank receives from such Person a confidentiality agreement with terms no less favorable to Allegiance Bank than those contained in the Confidentiality Agreement. Allegiance Bank shall promptly provide to BCB any non-public information regarding Allegiance Bank provided to any other Person that was not previously provided to BCB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that Allegiance Bank Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Allegiance Bank Common Stock or all, or substantially all, of the assets of Allegiance Bank and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Allegiance Bank Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Allegiance Bank’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining any financing and (B) is, in light of the other terms of such proposal, more favorable to Allegiance Bank’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Allegiance Bank shall promptly (and in any event within twenty-four (24) hours) notify BCB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Allegiance Bank or any Allegiance Bank Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes Allegiance Bank’s attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Allegiance Bank agrees that it shall keep BCB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Allegiance Bank Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to BCB in connection with the transactions contemplated by this Agreement (including the Merger), the Allegiance Bank Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with Allegiance Bank Shareholders Meeting or otherwise, inconsistent with the Allegiance Bank Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or regulatory authorities shall be considered an adverse modification of the Allegiance Bank Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Allegiance Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Allegiance Bank to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement except in accordance with its terms.

(e) Notwithstanding Section 6.10(d), prior to the date of Allegiance Bank Shareholders Meeting, the Allegiance Bank Board may approve or recommend to the shareholders of Allegiance Bank a Superior Proposal and withdraw, qualify or modify Allegiance Bank Recommendation in connection therewith (a “Allegiance Bank Subsequent Determination”) after the fifth (5th) Business Day following BCB’s receipt of a notice (the “Notice of Superior Proposal”) from Allegiance Bank advising BCB that the Allegiance Bank Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Allegiance Bank shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Allegiance Bank proposes to accept) if, but only if, (i) the Allegiance Bank Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is taking such actions to comply with its fiduciary duties to Allegiance Bank’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by BCB, Allegiance Bank and the Allegiance Bank Board shall have cooperated and negotiated in good faith with BCB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Allegiance Bank to proceed with the Allegiance Bank Recommendation without a Allegiance Bank Subsequent Determination; provided, however, that BCB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BCB since its receipt of such Notice of Superior Proposal, Allegiance Bank Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal and Allegiance Bank pays to BCB the BCB Fee set forth at section 11.2.2 (C) of this Agreement.

6.11. Reserves and Merger-Related Costs.

To the extent requested by BCB, Allegiance Bank will modify and change its loan, litigation, real estate valuation, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) immediately prior to the Effective Time so as to be consistent with BCB and GAAP and does not violate applicable law.

6.12. Board of Directors and Committee Meetings.

Allegiance Bank shall permit a representative of BCB to attend any meeting of the Board of Directors of Allegiance Bank or the Executive and Loan Committees thereof as an observer, provided that Allegiance Bank shall not be required to permit the BCB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of  Allegiance Bank or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to BCB’s participation.

ARTICLE VII

COVENANTS OF BCB

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Allegiance Bank, which consent will not be unreasonably withheld, BCB and BCB Bank will, and it will cause each BCB Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Current Information.

During the period from the date of this Agreement to the Effective Time, BCB will cause one or more of its representatives to confer with representatives of Allegiance Bank and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Allegiance Bank may reasonably request. BCB will promptly notify Allegiance Bank, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving BCB and any BCB Subsidiary.

7.3. Financial and Other Statements.

BCB will make available to Allegiance Bank the Securities Documents filed by it with the SEC under the Securities Laws.  BCB will furnish to Allegiance Bank copies of all documents, statements and reports as it or any BCB Subsidiary sends to the shareholders of BCB.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, BCB will promptly supplement or amend the BCB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BCB DISCLOSURE SCHEDULE or which is necessary to correct any information in such BCB DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such BCB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

BCB and BCB Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, BCB and BCB Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.

In the event that BCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Allegiance Bank.

7.8. Employee Benefits.

7.8.1. General Rule.  BCB will review all Allegiance Bank Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.  In the event employee compensation and/or benefits as currently provided by Allegiance Bank are changed or terminated by BCB, in whole or in part, BCB shall provide employees of Allegiance Bank who continue employment with BCB or a BCB Subsidiary (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of BCB or applicable BCB Subsidiary (as of the date any such compensation or benefit is provided). Employees of Allegiance Bank who become participants in a BCB Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Allegiance Bank prior to the Effective Time, provided however that credit for such prior service shall not be given for any purpose under the BCB Stock Benefit Plan.  This Agreement shall not be construed to limit the ability of BCB or BCB Bank to terminate the employment of any employee or to review employee benefit plans, programs and arrangements from time to time and to make such changes (including terminating any employee benefits plan, program, or arrangement) as BCB or BCB Bank deem appropriate.

7.8.2. 401(k) Plan.  In the sole discretion of BCB but to the extent allowed under applicable federal law, the Allegiance Bank 401(k) Plan shall be frozen, terminated or merged into the BCB Bank 401(k) Plan.  BCB may require Allegiance Bank to terminate or freeze the Allegiance Bank 401(k) Plan immediately prior to the Effective Time.  Continuing Employees who satisfy the conditions for eligibility as of the Effective Time shall be eligible to participate in the BCB Bank 401(k) Plan as of the Effective Time, and shall receive credit for service with Allegiance Bank solely for purposes of vesting and determination of eligibility to participate in BCB Bank 401(k) Plan.  Notwithstanding the foregoing, in the event that BCB elects for the Allegiance Bank 401(k) Plan to be terminated immediately prior to, and effective as of, the Effective Time, BCB shall be permitted to require that Allegiance Bank use its best efforts to obtain a favorable determination letter from the IRS with respect to the termination of the Allegiance Bank 401(k) Plan, and that no distribution be made from the Allegiance Bank 401(k) Plan, except as may be required by applicable law, until receipt of such favorable determination letter.  BCB shall agree to permit Continuing Employees to roll over their account balances in the Allegiance Bank 401(k) Plan to the BCB Bank 401(k) Plan.

7.8.3. Welfare Benefits.  In the event of any termination or consolidation of any Allegiance Bank health plan or program with any BCB health plan or program, BCB shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to similarly-situated BCB employees, subject to the terms of such plans and programs and complying with the eligibility requirements of the respective plans and programs.  Unless a Continuing Employee affirmatively terminates coverage under a Allegiance Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the BCB health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Allegiance Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of BCB and their dependents.  In the event of a termination or consolidation of any Allegiance Bank health plan, terminated Allegiance Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of BCB in accordance with Code Section 4980B(f).  For purposes of all employee welfare benefit plans, programs, and agreements maintained or contributed to by BCB, BCB shall treat, and in the case of an insured plan, shall use its best efforts to cause the providers of each such plan, program, or arrangement to treat the service with Allegiance Bank prior to the Effective Time of any Continuing Employee (to the extent such service is recognized under analogous plans, programs, or arrangements of Allegiance Bank prior to the Effective Time) as service rendered to BCB for all purposes, provided however that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Continuing Employee.

7.8.4. Employment and Change in Control Agreements.  BCB agrees to honor the individual employment agreement and change in control agreements that Allegiance Bank has entered into with David Onderko, Stephen Buraczyski, Carol Laico, Kenneth Lemmert and Samuel Tolley, respectively, provided that such individuals are employed with Allegiance Bank as of the Effective Time.  The gross cash payment and benefits (without taking into account any and all applicable federal, state and local taxes on such cash payment and benefits) that would be required to be made to each individual referenced herein under his or her respective employment or change in control agreement, assuming a termination of employment as of the Effective Time, shall be set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 7.8.4.  The parties acknowledge that any actual payments made upon a change of control shall be net of any and all applicable federal, state and local taxes.  Notwithstanding the foregoing, in no event shall the aggregate cash payment or benefits to be made or afforded to each individual identified herein under his or her employment or change in control agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the individual shall constitute an “excess parachute payment” under Section 280G of the Code, and in order to avoid such a result, the individual’s cash payment or benefits under his or her employment or change in control agreement shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the individual’s “base amount,” as determined in accordance with Section 280G of the Code.  In addition, each individual identified herein who is entitled to receive a cash payment and benefits under his or her employment or change in control agreement shall enter into, prior to receipt of such payment and benefits, a termination and release agreement with BCB releasing the rights under such existing employment or change in control agreement in consideration of receiving the cash payment and benefits identified in ALLEGIANCE BANK DISCLOSURE SCHEDULE 7.8.4.

7.8.5. Consulting Agreement.  BCB shall enter into a three-month consulting agreement (a “Consulting Agreement”) with David Onderko substantially in the form included in ALLEGIANCE BANK DISCLOSURE SCHEDULE 7.8.5.  The Consulting Agreement shall become effective as of the Effective Time.

7.8.6. Severance Payment to Chief Financial Officer.  At the Effective Time, William Pawlo, Chief Financial Officer of Allegiance Bank, shall receive a cash lump sum severance payment equal to the amount set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 7.8.6, provided Mr. Pawlo is employed with Allegiance Bank as of the Effective Time.

7.8.7. Employee Severance.  BCB agrees that each Allegiance Bank employee who (i) is not offered employment with BCB as of the Effective Time or (ii) is involuntarily terminated by BCB (other than for cause) within six (6) months following the Effective Time and who is not covered by a separate employment agreement, change in control agreement, severance or consulting agreement shall receive a severance payment equal to two (2) weeks of base pay (based upon the employee’s weekly base pay amount, excluding bonus payments, as set forth in ALLEGIANCE BANK DISCLOSURE SCHEDULE 7.8.7) for each full year of service at Allegiance Bank, with a minimum of four (4) weeks and a maximum of twenty-four (24) weeks of base pay, provided that such individual executes a release agreement in a form approved by BCB.  The parties acknowledge that any severance payments made pursuant to this Section 7.8.7 shall be net of any and all applicable federal, state and local taxes.

7.8.8. Code Section 280G.  Notwithstanding the foregoing, in no event shall the aggregate payments or benefits to be made or afforded to a “disqualified individual” as determined in accordance with Section 280G of the Code (including, but not limited to, any member of the Board of Directors of Allegiance Bank who owns stock of Allegiance Bank with a fair market value that exceeds one percent (1%) of the fair market value of the outstanding shares of all classes of Allegiance Bank’s stock as determined under Section 280G of the Code) either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the disqualified individual shall constitute an “excess parachute payment” under Section 280G of the Code, and in order to avoid such a result, the disqualified individual’s payments or benefits shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the disqualified individual’s “base amount,” as determined in accordance with Section 280G of the Code.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1.  For a period of three years after the Effective Time, BCB shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Allegiance Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BCB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim,” except that a Claim shall not include any action, claim, suit, proceeding or investigation, whether formal or informal, by any Bank Regulator), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent such indemnification would have been permitted under Allegiance Bank’s Certificate of Incorporation, Bylaws and applicable federal and state law, and to the extent not impermissible to BCB under applicable law. BCB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall promptly notify BCB (but the failure so to notify BCB shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices BCB) and shall deliver to BCB the undertaking referred to in the previous sentence.

7.9.2. In the event of any such Claim, (i) BCB shall have the right to assume the defense thereof and BCB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BCB elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BCB and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to BCB, and BCB shall pay, promptly to the extent permitted by applicable state or federal law and regulation as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm except to the extent otherwise required due to conflicts) provided that the party seeking indemnification provides to BCB a written undertaking to repay such fees and expenses if the indemnified party is adjudicated to be not entitled to indemnification; (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BCB shall not be liable for any settlement effected without its prior written consent and (iv) BCB shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

7.9.3. In the event that either BCB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BCB shall assume the obligations set forth in this Section 7.9.

7.9.4. BCB shall maintain, or shall cause BCB Bank to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Allegiance Bank (provided, that BCB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall BCB be required to expend pursuant to this Section 7.9.4 in the aggregate an amount which exceeds 150% of the annual cost currently expended by Allegiance Bank with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BCB shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Allegiance Bank agrees in order for BCB to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.5. The obligations of BCB provided under this Section 7.9 are intended to be enforceable against BCB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BCB.

7.10. Stock Listing.

BCB agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the BCB Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of BCB Common Stock to be issued in the Merger.

7.11. Stock and Cash Reserve.

BCB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Allegiance Bank Shareholder Meeting.

Allegiance Bank will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Allegiance Bank Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Allegiance Bank’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Allegiance Bank shareholders (the “Allegiance Bank Recommendation”).

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (x) of registering BCB Common Stock to be offered to holders of Allegiance Bank Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Allegiance Bank Shareholders Meeting, BCB shall draft and prepare, and Allegiance Bank shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Allegiance Bank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  BCB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of BCB and Allegiance Bank shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Allegiance Bank shall thereafter promptly mail the Proxy Statement-Prospectus to the Allegiance Bank shareholders. BCB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Allegiance Bank shall furnish all information concerning Allegiance Bank and the holders of Allegiance Bank Common Stock as may be reasonably requested in connection with any such action.

8.2.2. Allegiance Bank shall provide BCB with any information concerning itself that BCB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and BCB shall notify Allegiance Bank promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Allegiance Bank promptly copies of all correspondence between BCB or any of their representatives and the SEC. BCB shall give Allegiance Bank and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Allegiance Bank and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of BCB and Allegiance Bank agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Allegiance Bank Common Stock entitled to vote at the Allegiance Bank Shareholders Meeting hereof at the earliest practicable time.

8.2.3. Allegiance Bank and BCB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Allegiance Bank shall cooperate with BCB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BCB shall file an amended Merger Registration Statement with the SEC, and each of Allegiance Bank shall mail an amended Proxy Statement-Prospectus to the Allegiance Bank shareholders. If requested by BCB, Allegiance Bank shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Allegiance Bank, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Allegiance Bank and BCB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Allegiance Bank and BCB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Allegiance Bank, BCB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Allegiance Bank shall have the right to review and approve in advance all characterizations of the information relating to Allegiance Bank and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.  BCB shall give Allegiance Bank and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Allegiance Bank and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Allegiance Bank.

9.1.2. Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals.  All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of BCB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Allegiance Bank and BCB or materially impair the value of Allegiance Bank to BCB.

9.1.4. Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BCB Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing.  The shares of BCB Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2. Conditions to the Obligations of BCB under this Agreement.

The obligations of BCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1. Representations and Warranties.  Each of the representations and warranties of Allegiance Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Allegiance Bank shall have delivered to BCB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Allegiance Bank as of the Effective Time.

9.2.2. Agreements and Covenants.  Allegiance Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and BCB shall have received a certificate signed on behalf of Allegiance Bank by the Chief Executive Officer and Chief Financial Officer of Allegiance Bank to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc.  Allegiance Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. No Material Adverse Effect.  Since December 31, 2009, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Allegiance Bank.

9.2.5. Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Allegiance Bank Common Stock that is issued and outstanding shall have taken the actions required by NJBL to qualify their Allegiance Bank Common Stock as Dissenters’ Shares.

9.2.6. Preferred Stock Capital Raise.  As of the Closing Date, unless required by Bank Regulators, Allegiance Bank will not have issued any preferred stock.  If the Bank Regulators do require Allegiance Bank to issue preferred stock, the issuance of the preferred stock must be in accordance with Section 6.1.2 (B).

Allegiance Bank will furnish BCB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as BCB may reasonably request.

9.3. Conditions to the Obligations of Allegiance Bank under this Agreement.

The obligations of Allegiance Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties.  Each of the representations and warranties of BCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and BCB shall have delivered to Allegiance Bank a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BCB as of the Effective Time.

9.3.2. Agreements and Covenants.  BCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Allegiance Bank shall have received a certificate signed on behalf of BCB by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc.  BCB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4. Payment of Merger Consideration.  BCB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Allegiance Bank with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect.  Since December 31, 2009, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BCB.

BCB will furnish Allegiance Bank with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Allegiance Bank may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which BCB and Allegiance Bank mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BCB and Allegiance Bank the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, BCB shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Allegiance Bank:

11.1.1. At any time by the mutual written agreement of BCB and Allegiance Bank;

11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation or warranty contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party is provided; however, neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of a representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Allegiance Bank) or Section 9.3.1 (in the case of a breach of a representation or warranty by BCB);

11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BCB and Allegiance Bank; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By the Board of Directors of either party if the shareholders of Allegiance Bank shall have voted at the Allegiance Bank Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By the Board of Directors of BCB if Allegiance Bank has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Allegiance Bank has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to BCB.

11.1.9. By the Board of Directors of Allegiance Bank if Allegiance Bank has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Allegiance Bank has made a determination to accept such Superior Proposal.

11.1.10 By Allegiance Bank, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on and following the Determination Date, such termination to be effective on the 3rd day following such Determination Date (“Effective Termination Date”), if both of the following conditions are satisfied:

(i)           The BCB Market Value on the Determination Date is less than $8.46; and

(ii)           the number obtained by dividing the BCB Market Value on the Determination Date by the Initial BCB Market Value (“BCB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If Allegiance Bank elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to BCB.  During the five business day period commencing with its receipt of such notice, BCB shall have the option of paying additional Merger Consideration in the form of BCB Common Stock so that the Exchange Ratio shall be the lesser of (i) the product of 0.80 and the Initial BCB Market Value divided by the BCB Market Value multiplied by 0.35 or (ii) the product obtained by multiplying the Index Ratio by the Initial BCB Market Value divided by the BCB Market Value multiplied by 0.35.  If within such five business day period, BCB delivers written notice to Allegiance Bank that it intends to proceed with the Merger by paying such additional consideration, as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Nasdaq Bank Index for the five consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means the closing value of the Nasdaq Bank Index on the trading day ended two days preceding the execution of this Agreement.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial BCB Market Value” means $10.58, adjusted if applicable as indicated in the last sentence of Section 11.1.10.

“BCB Market Value” shall be the average of the daily closing sales prices of a share of BCB Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If BCB declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of BCB Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of BCB’s willingness, and in order to induce BCB, to enter into this Agreement, and to reimburse BCB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Allegiance Bank hereby agrees to pay BCB, and BCB shall be entitled to payment of a fee in the total amount of $350,000 (the “BCB Fee”), following the occurrence of any of the events set forth below:

(i)	Allegiance Bank terminates this Agreement pursuant to Section 11.1.9 then Allegiance Bank shall pay the BCB Fee substantially concurrently with such termination;
(ii)	or BCB terminates this Agreement pursuant to Section 11.1.8 then Allegiance Bank shall pay the BCB Fee within two business days after written demand for payment is made by BCB; or
(iii)
The entering into a definitive agreement by Allegiance Bank relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Allegiance Bank within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by BCB pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by Allegiance Bank; or (ii) the failure of the shareholders of Allegiance Bank to approve this Agreement after the occurrence of an Acquisition Proposal, then Allegiance Bank shall pay the BCB Fee within two business days after written demand for payment is made by BCB.

(D) If demand for payment of the BCB Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then BCB will not have any other rights or claims against Allegiance Bank and its officers and directors, under this Agreement, it being agreed that the acceptance of the BCB Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of BCB against Allegiance Bank and its officers and directors.

(E)           As an inducement for Allegiance Bank to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the transactions contemplated hereby, BCB agrees to pay Allegiance Bank, and Allegiance Bank, shall be entitled to a payment of $350,000, within two business days after written demand for payment is made by Allegiance Bank, in the event BCB unilaterally decides not to proceed with effectuating the Merger after: (i) the conditions set forth at Sections 9.1.1 through 9.1.5 have been satisfied and (ii) the conditions set forth at Sections 9.2.1 through 9.2.5 have been satisfied.  Allegiance Bank shall not be entitled to a payment under this section in the event it chooses to terminate this Agreement.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Allegiance Bank), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Allegiance Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Allegiance Bank’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, BCB and Allegiance Bank mutually agree to be bound by the terms of the confidentiality agreement dated February 11, 2011 and as amended on March 7, 2011 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

Allegiance Bank and BCB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Allegiance Bank nor BCB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Allegiance Bank, to:	David J. Onderko President and Chief Executive Officer Allegiance Community Bank 200 Valley Street South Orange, New Jersey 07079 Fax: (973) 761-0568

With required copies to:	Seth Zuckerman, Esq. Nino Coviello, Esq. Saiber LLC 18 Columbia Turnpike Suite 200 Florham Park, NJ 07932-2266 Fax: (973) 622-3349

If to BCB, to:	Donald Mindiak President and Chief Executive Officer BCB Bancorp, Inc. 104-110 Avenue C Bayonne, NJ 07002 Fax: (201) 339-0403

With required copies to:	Alan Schick, Esq. Benjamin M. Azoff, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except as provided in Article III and Sections 7.8.2, 7.9 and 7.10, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of New Jersey, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, BCB, BCB Bank and Allegiance Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BCB Bancorp, Inc.

Dated: March 30, 2011	By: /s/ Mark Hogan
Name: Mark Hogan
Title: Chairman of the Board

BCB Community Bank

Dated: March 30, 2011	By: /s/ Mark Hogan
Name: Mark Hogan
Title: Chairman of the Board

Allegiance Community Bank

Dated: April 4, 2011	By: /s/ David J. Onderko
Name: David J. Onderko
Title: President and Chief Executive Officer